AMENDMENT DATED AUGUST 31, 2010

TO THE

AMENDED AND RESTATED

BY-LAWS OF

JOHN HANCOCK INCOME SECURITIES TRUST

JOHN HANCOCK INVESTORS TRUST

JOHN HANCOCK PREFERRED INCOME FUND

JOHN HANCOCK PREFERRED INCOME FUND II

JOHN HANCOCK PREFERRED INCOME FUND III

EACH DATED SEPTEMBER 14, 2004 AS AMENDED

AND

AMENDED AND RESTATED

BY-LAWS OF

JOHN HANCOCK TAX-ADVANTAGED DIVIDEND INCOME FUND

DATED DECEMBER 16, 2003 AS AMENDED MARCH 8, 2005 AS AMENDED

Section 4.3 of ARTICLE IV is hereby amended to read as follows in its entirety:

Section 4.3       Retirement Age.   The retirement age for Trustees shall be seventy three and therefore each Trustee shall retire from service on December 31 of the year in which he or she reaches his or her seventy-third birthday.